Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     May 1, 2014
Unaudited First Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                  Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                         (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER

Carmel, Indiana, May 1, 2014—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $3.7 million, or $.25 per share, for the first quarter of 2014 compared to $5.6 million, or $.38 per share, during the first quarter of 2013.  Net investment gains for the first quarter of 2014, which include both realized and unrealized gains in the Company’s limited partnership investments, were $2.6 million after tax, or $.17 per share, compared to net investment gains of $9.3 million, or $.62 per share, in the same quarter of 2013.  In total, net income was $6.4 million, or $.42 per share, which compares to $14.9 million, or $1.00 per share, for the prior year’s first quarter.

Premium written by the Company’s insurance subsidiaries for the quarter was $94.8 million, an increase of nearly 13% over the first quarter of 2013.  The increase was concentrated in the Company’s core fleet transportation products. This increase was accomplished despite decreases associated with continued reductions in our property reinsurance exposure.

Net premium earned for the first quarter of 2014 was $63.8 million, up nearly 5% over last year’s first quarter total of $61.1 million.

The Company’s consolidated combined ratio for the first quarter was 95.1%, before consideration of fee income.  Including fee income, underwriting income was $3.5 million, producing a combined ratio of 94.6%.  The Property and Casualty Insurance segment combined ratio was 96.8%, including fee income, and the Reinsurance segment combined ratio was 84.8%.

Pre-tax investment income decreased 5% compared to the first quarter of 2013, reflecting the continuing impact of available bond yields and the redeployment of invested assets into portfolios emphasizing capital gains over interest income.  Pre-tax realized and unrealized gains for the quarter totaled $12.0 million compared to $15.7 million in the first quarter last year.  After tax investment income, including realized and unrealized gains, was $9.6 million in the 2014 quarter compared to $12.0 million last year.

Book value per share increased $.48 per share during the first quarter, after the payment of $.25 per share in regular cash dividends.  The combination of the increase in book value and dividends represents a 2.9% total return on beginning book value for the quarter.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, May 1 2014, at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2014.

To participate via teleconference, investors may dial 1-888-500-6950 (U.S./Canada) or 1-719-325-2484 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 7, 2014 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 1658525.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 7, 2014.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=108249

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2014	2013

Operating revenue	$67,491	$64,891
Net investment gains	4,070	14,347

Total revenue	$71,561	$79,238

Operating income	$3,715	$5,617
Net investment gains,
net of federal income taxes	2,646	9,326

Net income	$6,361	$14,943

Per share data - diluted:
Average number of shares	14,975	14,911

Operating income	$.25	$.38
Net investment gains	.17	.62

Net income	$.42	$1.00

Dividends paid to shareholders	$.25	$.25

Annualized:
Total Value Creation 1	11.4%	17.9%

Return on average shareholders' equity:
Operating income	4.4%	7.1%
Net income	7.6%	18.9%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	95.1%	90.7%
Including fee income	94.6%	89.9%

1 Total Value Creation is the summation of the increase in book value plus dividends paid divided by beginning book value.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.